Exhibit 10.5

Tarek Robbiati - Chief Financial Officer

August 16, 2017

Paul Schieber
6200 Sprint Parkway
Overland Park, KS 66251

Dear Paul:

I am pleased to inform you that you have been recommended to receive a special retention incentive because of your critical role in the company.

This award consists of two payments totaling $100,000, subject to approval by the Compensation Committee. To receive the first payment of $40,000, you must remain an active Sprint employee in the Finance organization through January 15, 2019. To receive the second payment of $60,000, you must remain an active Sprint employee in the Finance organization through January 15, 2020. These payments are targeted to occur in the second paycheck of January.

The second page of this letter outlines the additional terms and conditions of this special retention incentive. To accept this award, please sign the second page, scan both pages and e-mail, confirming your acceptance to me.

I value you as an employee and what you what you do for Sprint. I look forward to your ongoing contributions toward the company’s success. If you have any questions, please contact me.

Best,

/s/ Tarek Robbiati

Tarek Robbiati
Chief Financial Officer

Paul Schieber
August 16, 2017

Additional terms and conditions of the special retention incentive

•
You must not be on any form of written correction action due to personal effectiveness, attendance or policy violations/misconduct during the retention period. SVP approval will be required for exceptions due to unique or unusual, performance issues.

•	If Sprint reassigns you to a different business unit, you will be eligible to receive any further retention incentive payments.

•
If your employment is involuntarily terminated without cause and you are eligible to receive severance benefits, you will receive the entire incentive payment as soon as administratively practicable after termination.

•
If you have a termination of employment, prior to the above vesting date, for any other reason (including resignation in any form and regardless of reason given, volunteering for termination as part of a reduction in force or otherwise, acceptance of a voluntary separation package, misconduct, inability to perform job duties, attendance or unsatisfactory performance), you will not be eligible to receive any further retention incentive payments. You will however be eligible to receive payment if you terminate after the vesting date but prior to the payment date.

•
If your absence is covered by Sprint’s Short Term Disability (“STD”) plan, Family and Medical Leave, Military Leave or other approved Leaves of Absence as defined by Sprint’s policy, you will be entitled to receive the retention payment.

•
If you become disabled prior to the expiration of the retention term and become eligible to receive benefits under the Long Term Disability (“LTD”) plan, you will be entitled to receive the retention payment.

•	In the unfortunate event you are deceased, your beneficiary(s) or if none, your estate, will be entitled to receive the retention payment.

•
The special retention incentive can be changed only by a written document signed by an officer of the company or the compensation team. Oral representations are ineffective and do not alter the terms and conditions of the incentive.

Understanding of confidentiality
Compensation issues are always sensitive in nature, and senior management expects employees to exercise discretion and judgment in limiting conversations regarding this incentive. We request that you do not disclose any information regarding this incentive to anyone other than members of your immediate family, your financial, legal or tax advisors, your supervisor, or your designated Human Resources contact.

I understand that nothing in this letter alters the at-will nature of my employment relationship with Sprint.

Accepted by:
Paul Schieber, VP and Controller

/s/ Paul Schieber 10/17/17
Date